Exhibit 99.1

Icahn Enterprises L.P.

Announces Management Changes

David Willetts Named Chief Executive Officer

Ted Papapostolou Named Chief Financial Officer

Sunny Isles Beach, Florida, November 8, 2021 – Icahn Enterprises L.P. (NASDAQ: IEP) today announced the promotion of David Willetts, our Chief Financial Officer, to President and Chief Executive Officer, effective immediately.

Mr. Willetts has served as Chief Financial Officer and a member of the board of directors of Icahn Enterprises since June 2021. Prior to joining Icahn Enterprises, Mr. Willetts served as a Managing Director at AlixPartners, a global consulting firm which specializes in improving corporate financial and operational performance and executing corporate turnarounds, a position he held since 2012.

Ted Papapostolou, who has served as Chief Accounting Officer of Icahn Enterprises since March 2020 and as its Secretary since April 2020, has been appointed to Chief Financial Officer, succeeding Mr. Willetts in that role. Mr. Papapostolou has been with Icahn Enterprises since 2007.

In connection with the promotion of Mr. Willetts and Mr. Papapostolou, Icahn Enterprises also announced the resignation of Aris Kekedjian as President and Chief Executive Officer and as a member of the board of directors. Mr. Kekedjian has resigned due to certain personal family issues that make it impossible for him to continue his permanent relocation in Florida. We wish him well. Mr. Kekedjian’s resignation was not the result of any disagreement with Icahn Enterprises. Mr. Kekedjian stated: “I appreciate my experience at Icahn Enterprises and wish everyone at the firm much success.”

About Icahn Enterprises L.P.

Icahn Enterprises L.P., a master limited partnership, is a diversified holding company engaged in eight primary business segments: Investment, Energy, Automotive, Food Packaging, Metals, Real Estate, Home Fashion and Pharma.

Caution Concerning Forward-Looking Statements

This release contains or may be deemed to contain certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," "will" or words of similar meaning and include, but are not limited to, statements about the expected future business and financial performance of Icahn Enterprises L.P. and its subsidiaries. Actual events, results and outcomes may differ materially from our expectations due to a variety of known and unknown risks, uncertainties and other factors, including risks and uncertainties detailed from time to time in our filings with the Securities and Exchange Commission. There can be no assurance that any forward-looking information will result or be achieved. We undertake no obligation to publicly update or review any forward-looking information, whether as a result of new information, future developments or otherwise.

Investor Contact:

David Willetts, Chief Executive Officer

(305) 422-4100